UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 20, 2017
(Date of earliest event reported)

SILVER DRAGON RESOURCES INC.
(Exact name of registrant as specified in its charter)

0-29657
(Commission File Number)

Delaware	33-0727323
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

200 Davenport Road
Toronto, Ontario, M5R 1J2
(Address of Principal Executive Offices) (Zip Code)

(416) 223-8500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On January 25, 2017, the Board of Directors of Silver Dragon Resources Inc. (the “Company”) appointed Moe Wortzman as a director of the Company. Since 1987 Mr. Wortzman has been a Director, Chief Executive Officer and President of Heritage Trust Company, a stock transfer firm. Mr. Wortzman was appointed to fill the vacancy on the Board of Directors created by the resignation of Charles McAlpine, who resigned for personal reasons.

     There is no understanding or arrangement between Mr. Wortzman and any other person pursuant to which Mr. Wortzman was appointed as a member of the Board of Directors. Mr. Wortzman does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Item 8.01 Other Events.

     On January 20, 2017, the Company entered into a Memorandum of Understanding Relating to the Equity Transfer of Sanhe Sino-Top Resources & Technologies, Ltd. (the “MOU”). Pursuant to the MOU the Company has agreed to sell all of the 20% equity interest owned by it in Sanhe Sino-Top Resources & Technologies, Ltd (the “Target Company”) to Beijing Shengda Industrial Group Ltd. (the “Purchaser”). The purchase price for the Target Company will be based on the evaluation result of the Dadi mining rights (excluding any liabilities) issued by two independent appraisers appointed by the parties. The purchase price of the Target Company shall be equivalent to the valuation result of the appraiser appointed by the Company plus the valuation result of the appraiser appointed by the Purchaser divided by 2 multiplied by 20%.

     The parties agree to each select one of the big four international accounting firms (Deloitte, Pricewaterhouse Coopers, Ernst & Young and KPMG) as the independent appraiser of the Dadi mining rights.

     The relevant firms should complete the evaluation in cooperation with mining rights assessment organizations qualified for prospecting and mining rights assessment in accordance with the People’s Republic of China (“PRC”) laws with respect to the assets evaluation and the guidance of evaluating the mining rights. The Parties must, by March 5, 2017, appoint the independent appraisers, and formally sign the appointment agreement with the independent appraisers.

     The Parties agree to require the appointed independent appraisers to submit the formal independent valuation reports setting out the valuation results within 60 days of March 5, 2017 and the Parties agree to exchange the valuation reports within such period.

     The Parties agree that the Valuation of the Dadi mining rights must reflect its value as at 1 March, 2017. Each Party shall bear the costs incurred in the appointment of its independent appraiser, respectively.

     Both Parties must sign an Equity Transfer Agreement (as defined in the MOU) to transfer the Target Equity Interests from the Company to the Purchaser within five working days from the date of exchange of the formal evaluation report. The MOU is subject to the approval of the board of directors of the Company and the Purchaser.

     Once the Company transfers the Target Equity Interests to the Purchaser by completing the change of business registration according to the agreement of Equity Transfer Agreement and the foreign exchange administration approval and/or filing procedures involved in the overseas payment have been completed, the Purchaser must immediately effect the transfer of all the purchase price to a bank account to be designated by the Company in one lump sum transfer from the escrow.

     On January 25, 2017, the Company’s Board of Directors ratified the MOU.

     The forgoing description of the MOU is qualified in its entirety by reference to the full text of the Agreement a copy of which is attached as an exhibit to this Current Report and which is incorporated by reference.

     In addition to the above and separate from the MOU, the Company intends to engage the audit firm chosen in connection with the MOU to assist the Company in resolving all outstanding accounting issues in order for the company to once again become fully reporting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Memorandum of Understanding Relating to the Equity Transfer of Sanhe Sino- Top Resources & Technologies, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: January 25, 2017	/s/ Marc Hazout
By: Marc Hazout, President & CEO